                                                                       EXHIBIT 8
                                                                       ---------


September 22, 1995


Board of Directors                     Board of Directors
Old National Bancorp                   City National Bancorp, Inc.
420 Main Street                        306 Lake Street
Evansville, Indiana  47708             Fulton, Kentucky  42041

     RE: Merger of City National Bancorp, Inc. into Old National Bancorp and the Exchange of Common Stock of City National Bancorp, Inc. for Common Stock of Old National Bancorp

Ladies and Gentlemen:

     The respective Boards of Directors of Old National Bancorp ("ONB") and City National Bancorp, Inc. ("City National") have requested our opinion as to certain federal income tax consequences of a reorganization involving ONB and City National.

     In summary, the proposed transaction involves the merger of City National with and into ONB ("Merger"), with ONB as the surviving entity. The surviving entity shall be known as Old National Bancorp. In consideration of the Merger, non-dissenting City National stockholders will receive ONB common stock in exchange for their shares of City National common stock. Upon and after consummation of the Merger, City National's wholly-owned subsidiary, City National Bank ("Bank"), will be a wholly-owned subsidiary of ONB.

                                     FACTS
                                     -----

     In connection with the Merger, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:

     A.  OLD NATIONAL BANCORP
         --------------------

     ONB has its principal office at 420 Main Street, Evansville, Vanderburgh County, Indiana 47708. ONB is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of June 30, 1995, ONB had 30,000,000 shares of voting, no par value common stock authorized, of which approximately 22,890,064 shares were issued and outstanding. ONB common stock is traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System. No shareholder of ONB holds five percent (5%) or more of ONB's outstanding common stock.

     ONB also has 2,000,000 shares of Series A, no par value, preferred stock authorized. The preferred stock has no stated dividend rate. No shares of ONB preferred stock have been issued, and ONB presently has no intent and no commitments to issue any of such shares. However, during the first fiscal quarter of 1990, ONB declared and paid a dividend in the form of rights ("Rights") to purchase shares of its Series A preferred stock pursuant to a Rights Agreement. One Right was issued for each outstanding share of ONB common stock. Subsequent issuances of ONB common stock also included such Rights. Each Right entitles the holder thereof, upon the occurrence of certain events involving a change in control of ONB, to purchase from ONB 1/100 of a share of the Series A preferred stock at an initial purchase price equal to $60.00, subject to adjustment. Unless earlier exercised or redeemed, the Rights will expire at the close of business on March 1, 2000. A Right is transferred automatically with

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a transfer of each underlying share of ONB common stock, and future issuances of
ONB common stock will also include such Rights.

     ONB maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. ONB is the parent corporation of an affiliated group of subsidiaries consisting of twenty-three (23) operating banks, one insurance company, one realty company, three (3) national trust companies, and one data processing company ("ONB Group"). The ONB Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective time of the Merger.

     B.  CITY NATIONAL BANCORP, INC.
         ---------------------------

     City National has its principal office at 306 Lake Street, Fulton, Kentucky 42041. City National is a corporation duly incorporated and existing under the laws of the Commonwealth of Kentucky and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of June 30, 1995, City National had 250,000 shares of voting, $10 par value common stock authorized, of which 47,965 shares were issued and outstanding. As of June 30, 1995, there were approximately 103 stockholders of City National. The common stock of City National is not actively traded and there has never been an established public trading market for the stock.

     As of June 30, 1995, the shareholders listed below held five percent (5%) or more of the outstanding shares of City National common stock. The shareholders are listed in the order their names appear on the stock transfer records of City National:

                               Number of      Percentage of
                             City National     Outstanding
           Name                 Shares           Shares
           ----              -------------    -------------
Joe Follis Bennett               4,037             8.41%
The City National Bancorp,
  Inc. Employee Stock
  Ownership Plan                 2,699             5.62%
Bushart Family Members(1)        7,136            14.87%

     (1) Individual members of the Bushart Family who are brothers and sisters, including R. Ward Bushart, Tom Bushart, Susan Cardwell, Lynn B. Hyland and Nelda C. Bushart, beneficially own in their individual names these shares of City National common stock.

     City National maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. City National is the parent corporation for the Bank, its only subsidiary.

                               BUSINESS PURPOSES
                               -----------------

     The shareholders of ONB and the stockholders of City National desire to reorganize their stock interests to accomplish the following business objectives, among others:

     1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

     2. To provide the stockholders of City National an interest in a more widely-held enterprise with potentially more marketable stock.

     3. To allow ONB and the Bank to compete more effectively with other banking organizations and to enable the Bank to provide new and broader services to its customers.

                            PROPOSED TRANSACTION
                            --------------------

     As used herein, "Code" refers to the Internal Revenue Code of 1986, as amended, and "Regulations" refers to regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

     To accomplish the objectives specified above, ONB and City National entered into an Agreement of Affiliation and Merger, dated June 30, 1995 ("Agreement"). Under the terms of the Agreement, City National will merge with and into ONB, and the Bank will become a wholly-owned subsidiary of ONB. At the effective time of the Merger, each issued and outstanding share of City National common stock will be converted into the right to receive 11.5 shares of ONB common stock, subject to adjustment, if any, as provided for in the Agreement.

     No fractional shares of ONB common stock will be issued with respect to fractional share interests arising from the exchange ratio specified above. Rather, any stockholder of City National entitled to a fractional share interest of ONB common stock will receive cash in lieu thereof in an amount equal to the fraction of the average of the per share closing prices of ONB common stock as reported on the NASDAQ National Market System for the first five (5) business days on which shares of ONB common stock are traded within the ten (10) calendar days immediately preceding the effective time of the Merger. The payment of cash in lieu of fractional share interests of ONB common stock is solely for the purpose of avoiding the expense and inconvenience to ONB of issuing fractional shares of its common stock and does not represent separately bargained-for consideration.

     No cash or other property, except for ONB common stock and cash paid in lieu of fractional shares, will be allocated to the stockholders of City National, other than to dissenting stockholders, if any, who have the right to receive cash for the value of their shares of City National common stock upon the proper and timely exercise of their dissenters' rights as provided by applicable law. Dissenting stockholders of City National who have properly perfected their dissenters' rights have the right to receive cash for the value of their shares of City National common stock in an amount to be determined under the laws of the Commonwealth of Kentucky.

     The Agreement will be submitted to the stockholders of City National for their approval at a special meeting called and held in accordance with applicable law and with City National's Articles of Incorporation and By-Laws. The holders of a majority of the outstanding shares of City National common stock and a majority of the Board of Directors of City National must approve the Merger. Approval of the Merger by the shareholders of ONB is not required or contemplated.

     The Merger requires the prior approval of the Board of Governors of the Federal Reserve System and the Kentucky Department of Financial Institutions. Both of the above-referenced regulatory agencies have approved the Merger.

     The shares of ONB common stock will, when issued to non-dissenting stockholders of City National in accordance with the Agreement, be validly issued, fully paid and nonassessable and registered under the Securities Act of 1933, as amended.

                                  ASSUMPTIONS
                                  -----------

     In connection with the Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

     1. The fair market value of the ONB common stock and other consideration received by each City National stockholder will be approximately equal to the fair market value of the City National common stock surrendered in the exchange.

     2. There is no plan or intention by the stockholders of City National who own one percent (1%) or more of the outstanding shares of City National common stock and, to the best knowledge of City National management, there is no plan

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or intention on the part of the remaining stockholders of City National, to sell, exchange or otherwise dispose of a number of shares of ONB common stock received in the transaction that would reduce the City National stockholders' ownership of ONB common stock to be received in the Merger to a number of shares having a value, as of the effective time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding common stock of City National. For purposes of this assumption, shares of City National common stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of ONB common stock will be treated as outstanding City National common stock at the effective time of the Merger. Moreover, shares of City National common stock and shares of ONB common stock held by City National stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this assumption.

     3. ONB has no plan or intention to reacquire any of its common stock issued in the Merger. ONB may, however, acquire ONB common stock on a periodic basis through purchases on an anonymous basis on the open market at open market prices.

     4. ONB has no plan or intention to sell or otherwise dispose of any of the assets of City National acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

     5. The liabilities of City National assumed by ONB and the liabilities to which the transferred assets of City National are subject were incurred by City National in the ordinary course of its business.

     6. Following the Merger, ONB will continue the historic business of City National or use a significant portion of City National's historic business assets in a business.

     7. ONB, City National, and the stockholders of City National will pay their respective expenses, if any, incurred in connection with the Merger.

     8. There is no intercorporate indebtedness existing between ONB and City National that was issued, acquired or will be settled at a discount.

     9. No parties to the Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     10. City National is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     11. The fair market value of the assets of City National transferred to ONB will equal or exceed the sum of the liabilities assumed by ONB plus the amount of liabilities, if any, to which the transferred assets are subject.

     12. The payment of cash in lieu of fractional shares of ONB common stock resulting from the exchange ratio is solely for the purpose of avoiding the expense and inconvenience to ONB of issuing fractional shares of ONB common stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the City National stockholders instead of issuing fractional shares of ONB common stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the City National stockholders in exchange for their shares of City National common stock. The fractional share interests of each City National stockholder will be aggregated, and no City National shareholder will receive cash in an amount equal to or greater than the value of one full share of ONB common stock.

     13. None of the compensation received by any stockholder-employee of City National will be separate consideration for, or allocable to, any of their shares of City National common stock; none of the shares of ONB common stock received by any stockholder-employee of City National will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employee of City National will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     14. The stockholders of City National (immediately before the Merger) receiving shares of ONB common stock in the Merger will not own (immediately after the Merger) more than fifty percent (50%) of the fair market value of ONB common stock.

                                    OPINION
                                    -------

     Based solely upon the facts, assumptions and other information set forth above, and so long as such facts, assumptions and other information are true and correct on the date of the consummation of the Merger, it is our opinion with respect to the Merger that:

     1. Provided that the merger of City National with and into ONB qualifies as a statutory merger under applicable law, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

     2. City National will recognize no gain or loss upon the transfer of all of its assets to ONB in exchange for ONB common stock issued to City National stockholders, cash paid to dissenting City National stockholders, if any, or to City National stockholders in lieu of fractional shares of ONB common stock, and the assumption by ONB of all of City National's liabilities.

     3. No gain or loss will be recognized by ONB on the receipt of the assets of City National in exchange for common stock of ONB.

     4. The stockholders of City National will recognize no gain or loss upon the exchange of their shares of City National common stock solely for shares of ONB common stock.

     The opinion expressed herein represents our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Merger, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinion expressed by us. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion. We express no opinion on the treatment of the Merger under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention.

     This opinion is addressed to you and is solely for your use in connection with the Merger and your role as members of your respective Boards of Directors. We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of ONB or stockholder of City National. Accordingly, the opinion expressed herein is not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

                                       Very truly yours,


                                       /s/ KRIEG DeVAULT ALEXANDER & CAPEHART
                                       --------------------------------------
                                       KRIEG DeVAULT ALEXANDER & CAPEHART